Exhibit 99.1

CONTACT:

FOR IMMEDIATE RELEASE

Robert H. Barghaus

Chief Financial Officer

(203) 661-1926, ext. 6668

Jane F. Casey

Vice President

(203) 661-1926, ext. 6619

BLYTH, INC. ESTIMATES FOURTH QUARTER AND FULL YEAR E.P.S.

Rationalization Efforts Within Candles & Home Fragrance Segment

Expected To Result In Restructuring And Impairment Charges

Company Estimates Full Year Fiscal 2005 E.P.S.

GREENWICH, CT, USA, January 29, 2004: Blyth, Inc. (NYSE:BTH), a leader in home décor and home fragrance products, reported today that management expects fourth quarter restructuring and impairment charges totaling approximately $25 to $27 million (pre-tax) as a result of ongoing efforts by the Company to rationalize and align its Candles & Home Fragrance segment operations with the changing marketplace and global supply chain requirements.  The charges, net of taxes, are expected to reduce fourth quarter and full year earnings per share by $0.34 to $0.36, resulting in fourth quarter E.P.S. of $0.37 to $0.43 and full year E.P.S. of $1.80 to $1.86.  Annualized savings of approximately $7 to $9 million are expected as a result of these actions.

Robert B. Goergen, Blyth’s Chairman of the Board and CEO, commented, “The rationalization efforts announced today are part of a continuing process in which the assets of both newly-acquired and previously-owned businesses are evaluated versus Blyth’s strategic infrastructure requirements.  Many factors contributed to our assessment: significant increases in factory productivity over the past several years, our ability to source product internationally, the moderation of growth in the home fragrance category, retailer consolidation and increased competition from oversees suppliers all necessitate continuous examination of our infrastructure.”

Blyth expects to report record fourth quarter sales when it announces its results on March 15th.  Fourth quarter earnings per share reflecting the expected charges are projected to be $0.37 to $0.43 versus $0.50 last year, which included a $0.05 per share charge related to placing the Company’s U.K.-based specialty retailer Wax Lyrical into receivership.  Excluding charges from both years, fourth quarter earnings per share are expected to be $0.73 to $0.77 this year versus $0.55 last year.

Full year sales are expected to be at a record level, with approximately 15% growth above prior year.  Full year earnings per share reflecting charges from both years are expected to be $1.80 to $1.86 this year versus $1.83 last year.  Full year earnings per share are expected to be $2.17 to $2.21 in fiscal year 2004 versus $1.98 in fiscal year 2003 excluding the fourth quarter charges from both years as noted above, as well as a $0.01 per share charge recorded in the third quarter of fiscal year 2004 related to the previously-announced Hyannis, Massachusetts candle manufacturing facility closing and a $0.10 per share goodwill impairment charge recorded in the first quarter of fiscal year 2003.  Blyth’s previous fiscal 2004 earnings per share guidance, issued in early December, was in excess of $2.10 per share, excluding the $0.05 to $0.07 full year effect of the closing of the Company’s Hyannis facility that was estimated for fiscal year 2004.

The following four paragraphs describe the components of the $25 - $27 million (pre-tax) estimated fourth quarter charges.  The carrying value of certain equipment in Blyth’s primary North American manufacturing facilities will be written down, resulting in an expected fourth quarter non-cash charge of approximately $13 million (pre-tax).  The write-down is a result of significant productivity increases in recent years, as well as a product shift from candle forms such as pillars and tapers towards filled containers, votives and tealights.  The moderation of growth in the home fragrance category has also resulted in industry-wide excess capacity and thus impacted the carrying value of certain equipment.

In accordance with SFAS 142, an accounting standard for goodwill and intangible assets, fourth quarter non-cash goodwill impairment charges of approximately $4 million (pre-tax) are also anticipated and relate to the Canterbury® brand and related manufacturing equipment acquired in 1997.  Within its home fragrance business, the Company acquired several consumer wholesale brands over the past decade and is focusing its sales and marketing resources on fewer brands.  The Canterbury® brand is being discontinued.

As previously announced, the Company anticipates a fourth quarter impairment charge of approximately $3 million (pre-tax) related to the closure of its Hyannis facility at the end of January 2004.  This manufacturing facility, which is the Company’s smallest, is located in a busy downtown area of Cape Cod, making the transportation of raw materials and finished products to and from the location challenging.  Operations will be consolidated into Blyth’s state-of-the-art manufacturing facility in Batavia, Illinois.

Additional fourth quarter charges totaling approximately $6 million (pre-tax) are anticipated and relate primarily to severance costs associated with the restructuring of Blyth HomeScents International — North America, the consolidation of the Company’s Temecula, California potpourri operations, the write down of certain other equipment and the closure of five of the Company’s candle outlet stores.  In total, approximately 15% of the $25 - $27 million in charges noted above are cash charges.

Mr. Goergen continued, “We are increasing our fiscal year 2004 cash flow from operations estimate to $155 million or better.  We have made approximately $23 million of capital expenditures this year, which is in line with our previous estimates.  Blyth’s fiscal condition remains very strong and our prospects for growth are excellent.”

For fiscal year 2005, Blyth expects earnings per share to be $2.35 to $2.45.  In making its full year projections, the Company has taken into account the impact of the aforementioned restructuring and the accretive affect of the Walter Drake acquisition.  Also affecting the fiscal 2005 estimate are several significant strategic investments that management expects to make over the coming year in several of its businesses.  Moreover, Miles Kimball and Kaemingk, acquired in April and June of fiscal year 2004, respectively, typically experience seasonal losses in the early part of the year, which are included in this projection.  Finally, management noted that incremental expenses associated with compliance with the Sarbanes-Oxley Act of 2002 are expected to impact earnings per share in fiscal year 2005 and have also been considered in the Company’s projections.

Blyth, Inc., headquartered in Greenwich, CT, USA, is a home décor and home fragrance company that sells its products through multiple channels of distribution throughout North America, Europe and Australia.  The Company designs, manufactures and markets an extensive line of candles and home fragrance products, including scented candles, potpourri and other fragranced products, as well as tabletop illumination products and chafing fuel.  Blyth also designs and markets a broad range of related candle accessories.  Its products are sold direct to the consumer under the PartyLite® brand, to retailers in the premium and specialty retail channels under the Colonial Candle of Cape Cod®, Colonial at HOME®, Kate’s™, Carolina® and Bloomin’ Essence™ brands, in the mass retail channel under the Florasense®, Ambria®, FilterMate® and Sterno® brands and to the Foodservice industry under the Sterno®, Ambria® and HandyFuel® brands.  Within its Creative Expressions segment, Blyth also designs and markets a broad range of home décor, household convenience products and gifts under the CBK®, Miles Kimball®, Walter Drake® and Exposures® brands, seasonal products under the Seasons of Cannon Falls™ and Impact™ brands, and decorative gift bags under the Jeanmarie® brand.  In Europe, Blyth’s products are also sold under the PartyLite®, Colonial, Gies®, Ambria®, Carolina® and Kaemingk® brands.

Additional information about Blyth, Inc. can be found on the Internet at www.blyth.com.

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance and underlying assumptions and other statements that are other than statements of historical facts.  Actual results could differ materially due to various factors, including the slowing of the United States economy as a whole and the weakness of the retail environment, the effects of our present and future restructurings, the risk that we will be unable to maintain the Company’s historic growth rate, the Company’s ability to respond appropriately to changes in product demand, the risks (including foreign currency fluctuations, economic and political instability, transportation delays, difficulty in maintaining quality control, trade and foreign tax laws and others) associated with international sales and foreign sourced products, risks associated with our ability to recruit new independent sales consultants, our dependence on key corporate management personnel, risks associated with the sourcing of raw materials for our products, competition in terms of price and new product introductions, risks associated with our information technology systems (including, susceptibility to outages due to fire, floods, power loss, telecommunications failures, computer viruses, break-ins and similar events) and other factors described in this press release, in the Company’s Quarterly Report on Form 10-Q for the quarter ended October 31, 2003 and in the Company’s Annual Report on Form 10-K for the year ended January 31, 2003.

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